                                                                   EXHBIT (h)(1)

                              AMENDED AND RESTATED
                            TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT,  made as of August 1, 2007, by and between AMERICAN CENTURY
WORLD MUTUAL FUNDS, INC., a Maryland corporation ("ACWMF"), and AMERICAN CENTURY
SERVICES, LLC, a Missouri limited liability company ("Services").

     1. By action of its Board of  Directors,  ACWMF  appointed  Services as its transfer agent, and Services accepted such appointment.

     2. As transfer  agent for ACWMF,  Services  shall perform all the functions usually performed by transfer agents of investment companies, in accordance with the policies and practices of ACWMF as disclosed in its  prospectus or otherwise communicated to Services from time to time,  including,  but not limited to, the following:

     (a)  Recording the  ownership,  transfer,  conversion and  cancellation  of ownership of shares of ACWMF on the books of ACWMF;

     (b)  Causing the issuance,  transfer,  conversion and cancellation of stock certificates of ACWMF;

     (c)  Establishing and maintaining records of accounts;

     (d)  Computing and causing to be prepared and mailed or otherwise delivered to  shareholders  payment  of  redemption  proceeds  due from ACWMF on redemption of shares and notices of reinvestment in additional  shares of  dividends,  stock  dividends or stock splits  declared by ACWMF on shares of ACWMF;

     (e)  Furnishing  to  shareholders  such  information  as may be  reasonably required by ACWMF, including confirmation of shareholder  transactions and appropriate income tax information;

     (f)  Addressing  and  mailing  to  shareholders  prospectuses,  annual  and
          semiannual  reports;   addressing  and  mailing  proxy  materials  for
          shareholder meetings prepared by or on behalf of ACWMF, and tabulating the proxy votes;

     (g)  Replacing  allegedly lost,  stolen or destroyed stock  certificates in accordance  with and  subject to usual and  customary  procedures  and conditions;

     (h)  Maintaining such books and records  relating to transactions  effected by  Services  pursuant  to  this  Agreement  as  are  required  by the
          Investment Company Act of 1940, or by rules or regulations thereunder, or by any other  applicable  provisions  of law, to be  maintained  by
          ACWMF  or its  transfer  agent  with  respect  to  such  transactions;
          preserving, or causing to be preserved, any such books and records for  such  periods  as may  be  required  by any  such  law,  rule  or regulation;  furnishing ACWMF such information as to such transactions and at such times as may be  reasonably  required by it to comply with applicable laws and regulations, including but not limited to the laws of the several states of the United States;

     (i)  Dealing with and  answering  all  correspondence  from or on behalf of shareholders relating to its functions under this Agreement.

     3. ACWMF may perform on site inspection of records and accounts and perform audits directly  pertaining to ACWMF  shareholder  accounts serviced by Services hereunder at Services'  facilities in accordance with  reasonable  procedures at the frequency necessary to show proper  administration of this agreement and the proper audit of ACWMF's  financial  statements.  Services  will  cooperate  with
ACWMF's auditors and the representatives of appropriate  regulatory agencies and furnish all reasonably requested records and data.

     4.   (a) Services  will at all times  exercise due diligence and good faith in performing its duties  hereunder.  Services will make every reasonable effort and take all  reasonably  available  measures  to  assure  the  adequacy  of its personnel and facilities as well as the accurate  performance of all services to be performed  by it hereunder  within the time  requirements  of any  applicable statutes, rules or regulations or as disclosed in ACWMF's prospectus.

          (b)  Services  shall  not be  responsible  for,  and  ACWMF  agrees to indemnify Services for, any losses,  damages or expenses  (including  reasonable counsel fees and expenses) (a) resulting from any claim, demand,  action or suit not resulting from Services  failure to exercise good faith or due diligence and arising  out of or in  connection  with  Services'  duties on behalf of the fund hereunder;  (b) for any delay,  error,  or  omission  by reason or  circumstance beyond its  control,  including  acts of civil or military  authority,  national emergencies,  labor difficulties  (except with response to Services  employees), fire,  mechanical  breakdowns beyond its control,  flood or catastrophe,  act of
God,  insurrection,  war, riot or failure beyond its control of  transportation, communication  or power  supply;  or (c) for any  action  taken or omitted to be taken by  Services  in good faith in  reliance  on (i) the  authenticity  of any instrument or communication  reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate  person, or (ii) the accuracy of any  records or  information  provided to it by ACWMF,  or (iii) any authorization or instruction contained in any officers' instruction, or (iv) any advice of counsel  approved by ACWMF who may be internally  employed  counsel or outside counsel, in either case for ACWMF or Services.

     5.  Services  shall not look to ACWMF  for  compensation  for its  services
described  herein.  It  shall  be  compensated   entirely  by  American  Century
Investment  Management,  Inc. or American Century Global Investment  Management,
Inc.,  as  applicable  (the  "Advisor"),  pursuant to the  management  agreement between  Advisor  and  ACWMF,  which  requires  Advisor  to  pay,  with  certain exceptions, all of the expenses of ACWMF.

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     6.   (a) This  Agreement  may be  terminated  by  either  party at any time without  penalty  upon giving the other  party 60 days'  written  notice  (which notice may be waived by either party).

          (b) Upon  termination,  Services  will deliver to ACWMF all  microfilm records  pertaining  to  shareholder  accounts  of  ACWMF,  and all  records  of shareholder  accounts in machine  readable  form in the format in which they are maintained by Services.

          (c) All data  processing  programs used by Services in connection with the  performance  of its duties under this  Agreement are the sole and exclusive property of Services,  and after the termination of this Agreement,  ACWMF shall have no right to use the same.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

                               AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.

                               By: /s/ Maryanne L. Roepke
                                   ---------------------------------------------
                                   Maryanne L. Roepke
                                   Senior Vice President

                               AMERICAN CENTURY SERVICES, LLC

                               By:  /s/ Otis H. Cowan
                                    --------------------------------------------
                                    Otis H. Cowan
                                    Vice President

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